Personal Trading Policies

Breacher Capital Advisors, LLC

Main Office

One Stamford Plaza 263
Tresser Blvd. Suite 900

Stamford, CT 06901
Tel: (203) 564-1696

E-Mail: info@breachercapital.com

Branch Office

7301 Wiles Road #102
Coral Springs, FL 33065
Tel: (954) 243-8581

E-Mail: info@breachercapital.com

Breacher Capital Advisors, LLC,
Personal Trading Policies

Annual Personal Securities Holdings Collection & Review

Annually, all employees of Breacher Capital Advisors, LLC, will submit their personal holdings reports to the Chief Compliance Officer (the “CCO”)

In reviewing these submissions, the CCO will check for improper use of non-public information, “front running,” or any other violations of the firm’s Code of Ethics. Document the result of the overall review.

The CCO will follow up with employees who do not submit personal holdings reports in a timely fashion.

The CCO will mark this item as complete after receiving and reviewing all personal holdings reports.

Because personal holdings report often contain non-public information, such as brokerage account numbers and other sensitive information, employees should provide reports to compliance supervisors via secure means. (Please note: “traditional” email is not optimal for delivering highly sensitive information.)

Brokerage statements are acceptable substitutes for personal holdings reports if they contain all necessary information.

The CCO will document the receipt of personal holdings reports, including date received.

Mark this item as complete after receiving all personal holdings reports.

Quarterly Personal Securities Transactions Collection/Review

Quarterly, all employees will submit their personal transactions reports to the CCO.

In reviewing these submissions, the CCO will check for improper use of non-public information, “front running,” or any other violations of the firm’s Code of Ethics. Document the result of the overall review.

The CCO will follow up with employees who do not submit personal transactions reports in a timely fashion.

The CCO will mark this item as complete after receiving and reviewing all personal transactions reports.

Material Non-public Information

Any material non-public information (“MNPI”) that an employee comes across will be documented and reported to the CCO. At that time, the security which we have MNPI will be place on a restricted list and no employee will be allowed to purchase any of those securities. Once the MNPI becomes public and can be found in any form of media, the security will be removed from the restricted list and that security will be available for purchase.

Quarterly, Access Persons are reminded of this policy and sent the form to complete if they have encountered any MNPI.

Pr-approval of Certain Investments

Breacher Capital Advisors, LLC requires access persons to obtain pre-approval before they directly or indirectly acquire beneficial ownership in any investment or security in particular an IPO or in a limited offering.

Prior to investing, employees will submit the Personal Securities Trading Request Form to CCO.